Exhibit 10.35

Non-Employee Director Compensation Package
(for new directors joining the board after March 1, 2004)
Effective February 16, 2005

Initial Compensation – Restricted Stock Grant

$100,000 of restricted stock based on fair market value at grant (that is, $100,000 divided by the closing price = the number of shares)

•	Vesting ratably over a three-year period on each annual anniversary of the date of grant

Pro rated portion of Annual Stipend and Committee Chair Fee for period of year until next annual shareholder meeting

Annual Compensation

Stipend — $30,000 either in cash or restricted stock, at director’s election

Audit Committee Chair Fee — $10,000

Compensation Committee and Governance and Nominating Committee Chair Fee — $5,000

Board Meeting Fee — $1,000 per meeting attended

Committee Meeting Fee — $500 per meeting attended

Annual Restricted Stock Grant — $25,000 of stock (at time of grant), with three-year vesting schedule, issued annually on date of annual shareholder meeting, beginning with the first annual shareholder meeting that occurs after the director’s first anniversary of being elected

Reimburse director for cost of purchasing a Life Time Fitness “family” membership

Terms

      Restricted stock will be granted under the Life Time Fitness 2004 Long-Term Incentive Plan or such other equity compensation plan as in effect from time to time.

      Stipend, if taken in cash, to be paid 50% on the date of shareholder election and 50% on the six-month anniversary of such date. If stipend is taken in restricted stock, grant will be made on date of shareholder election, at that date’s closing market price (e.g. $30,000 divided by the closing market price of Life Time Fitness stock on such date equals the number of restricted shares of stock to be granted). Such restricted stock will vest on the one-year anniversary of such date.

      Committee Chair Fee to be paid in cash, 50% on the date of shareholder election and 50% on the six-month anniversary of such date.

      Meeting Fees to be paid in cash at the end of each fiscal quarter for all meetings attended during such quarter.